THE BEARD COMPANY Harvey Parkway 301 N.W. 63rd Street, Suite 400 Oklahoma City, Oklahoma 73116	News Release
For Immediate Release

THE BEARD COMPANY
REPORTS 2009 OPERATING RESULTS

OKLAHOMA CITY, Oklahoma -- April 19, 2010 -- The Beard Company (OTCBB: BRCO) (“Beard” or the “Company”) today announced its 2009 operating results.

For the twelve months ended December 31, 2009, the Company reported net earnings from continuing operations of $2,872,000, or $0.14 per diluted share, compared with net earnings from continuing operations of $3,311,000, or $0.16 per diluted share, in the year ended December 31, 2008.  Net earnings attributable to common shareholders, after losses attributable to discontinued operations and adjustments attributable to non-controlling interests, totaled $2,863,000, or $0.14 per diluted share, in 2009, versus net earnings of $2,967,000, or $0.14 per diluted share, in 2008.  Revenues decreased to $501,000 in 2009, compared with $1,505,000 in the previous year.

“The modest decline in our net earnings during 2009 was entirely attributable to our investment in Geohedral LLC, which impacted our operating results by a negative $818,000 in 2009, versus a negative $442,000 in 2008, due to Securities and Exchange Commission (“SEC”) regulations governing mining operations that required the writedown of our investment in this subsidiary,” stated Herb Mee, Jr., President of The Beard Company.  “Without our Geohedral investment, we would have reported net earnings attributable to common shareholders of $3,681,000, or $0.17 per diluted share, in 2009 versus $3,409,000, or $0.16 per diluted share, in 2008.”

“Results for 2009 benefited from (1) a $4,894,000 gain from the sale of our remaining interest in the McElmo Dome CO2 Unit and (2) an $832,000 gain on the Visa litigation settlement.  Results in 2008 benefited from (1) a $3,329,000 gain from the sale of 35% of our interest in the McElmo Dome CO2 Unit and (2) a $1,671,000 gain on the disposition of our controlling interest in two Chinese subsidiaries.  Our 2009 results reflected an operating loss of $1,647,000, compared with an operating loss of $534,000 in 2008. This increased operating loss was partially offset by a $436,000 reduction in net interest expense.”

“We have continued to make progress on the new business plan we adopted in early 2009,” continued Mee.  “Shareholders’ equity. which increased by $6,173,000 in 2008, increased by an additional $2,988,000 during 2009.  The Company’s total debt was reduced by $1,274,000 during the past year, to $2,738,000. This reduction is even more impressive considering that total debt stood at $10,651,000 at year-end 2007.  The reduction would have been greater had we not followed our new business plan and invested $760,000 in the Dilworth Field and $1,040,000 in Geohedral’s mining activities in Alaska during 2009.  We were successful in raising $7,000,000 to finance the purchase and development of the Dilworth Field, where we commenced the initial phase of our secondary oil recovery project in late December 2009.  We also assisted Geohedral in raising an additional $2,546,700 in capital to further its exploration activities, and increased our interest in the Geohedral partnership from 23.16% to 25.68%.”

As reported in the Company’s Form 10-K that was filed with the SEC on April 15, 2010, Beard’s consulting engineer estimated that the Dilworth Field contained proved producing reserves, net to the Company’s interest, of approximately 370,000 barrels of oil and 1,500,000 thousand cubic feet (Mcf) of natural gas as of December 31, 2009.  The present value of future cash flows at 10% (PV10) on the Field, net to the Company’s interest from such reserves, approximated $9.5 million as of December 31, 2009.  This figure does not include the present value of our probable undeveloped oil and gas reserves.

The above estimates differ from the estimates the Company provided in a news release dated March 2, 2010.  The reason for the difference involves the fact that during the first quarter of 2010, the SEC retroactively changed the method of calculating proven oil and gas reserves.  Previously, reserve estimates were calculated using the market price of oil and gas as of the final date in a company’s fiscal period.  Under the new SEC reporting rules, reserve estimates are now calculated using the average market price of oil and gas during the fiscal period.  Since the price of oil, which accounts for most of our value, generally rose throughout 2009, a lower price is used in estimating our reserves under new SEC reporting rules than was the case under previous regulations.   The reserves provided in our March 2, 2010 release reflected year-end pricing of $75.63 per barrel for oil and $5.53 per Mcf for gas, whereas our revised reserves, based on average 2009 prices, reflected a price of $57.92 per barrel for oil and $2.80 per Mcf for gas.

“The change in SEC reporting rules will not affect the oil and gas sales, profits, or cash flows that we will actually receive for our net interest in the Dilworth enhanced oil recovery project over the estimated 12 to 15-year life of the project,” noted Mee.  “Since Beard has a 10% working interest in the Dilworth Field before payout (‘BPO’) and a 14% interest after payout (‘APO’), and since ‘payout’ will occur when we have received a 3.5-to-1 return on our investment, the lowering in price dramatically affected the reserve calculations and the value of our interest: (i) by lowering the oil and gas sales, profits, and cash flows we are projected to receive, and (ii) compounded the problem by extending the payout period and thus delaying the point when Beard’s interest in the Field will increase.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth and/or above-average profit potential and can enhance shareholder value.  The Company is involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to secure capital to fund current operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting the Oil & Gas Segment’s or Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business.  By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

THE BEARD COMPANY
Results of Operations

		For the Three Months Ended December 31,		For the Year Ended December 31,
		Unaudited)		(Audited)
	2009	2008	2009	2008

Revenues	$72,000	$378,000	$501,000	$1,505,000
Expenses	626,000	582,000	2,148,000	2,039,000

Operating loss	(554,000)	(204,000)	(1,647,000)	(534,000)
Other income (expense)	(260,000)	1,150,000	4,581,000	3,870,000

Earnings (loss) before income taxes	(814,000)	946,000	2,934,000	3,336,000
Income tax benefit (expense)	(35,000)	-	(62,000)	(25,000)

Earnings (loss) from continuing operations	(849,000)	946,000	2,872,000	3,311,000

Loss from discontinued operations	(1,000)	(224,000)	(1,000)	(947,000)

Net earnings (loss)	(850,000)	722,000	2,871,000	2,364,000

Amounts attributable to noncontrolling interests
(Income) loss from continuing operations	-	-	(8,000)	1,000
Loss from discontinued operations	-	173,000	-	602,000

Net earnings (loss) attributable to
The Beard Company common shareholders	($850,000)	$895,000	$2,863,000	$2,967,000

Net earnings (loss) per average common share outstanding:
BasicAB:
Earnings (loss) from continuing operations	$ (0.04)	$ 0.05	$ 0.14	$ 0.23
Loss from discontinued operations	$ (0.00)	$ (0.01)	$ (0.00)	$ (0.03)
Net earnings (loss)	$ (0.04)	$ 0.04	$ 0.14	$ 0.20

DilutedAB:
Earnings (loss) from continuing operations	$ (0.04)	$ 0.05	$ 0.14	$ 0.16
Loss from discontinued operations	$ (0.00)	$ (0.01)	$ (0.00)	$ (0.02)
Net earnings (loss)	$ (0.04)	$ 0.04	$ 0.14	$ 0.14

Weighted average common shares outstandingB:
Basic	19,958,000	18,836,000	19,958,000	14,518,000

Diluted	19,958,000	20,932,000	21,164,000	20,906,000
_________
ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock and convertible notes were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of convertible preferred stock and convertible notes, and on issuance upon exercise of options and warrants as the effect would be anti-dilutive.
BAll share and per share numbers have been adjusted to reflect the 2-for-1 split of the Company"s common stock effected on
November 2, 2009.

# # # # #

THE BEARD COMPANY AND SUBSIDIARIES
Balance Sheets

	December 31,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$ 718,000	$ 182,000
Accounts receivable, less allowance for doubtful
receivables of $48,000 in 2009 and $31,000 in 2008	1,063,000	185,000
Inventories	48,000	-
Prepaid expenses and other assets	139,000	5,000
Assets of discontinued operations held for resale	20,000	26,000
Total current assets	1,988,000	398,000

Restricted certificate of deposit	50,000	50,000

Note and other long-term receivables	300,000	-

Investments and other assets	332,000	87,000

Property, plant and equipment, at cost, based on the successful
efforts method of accounting for oil and gas properties	2,259,000	2,561,000
Less accumulated depreciation, depletion and amortization	517,000	1,340,000
Net property, plant and equipment	1,742,000	1,221,000

Intangible assets, at cost	75,000	75,000
Less accumulated amortization	72,000	66,000
Net intangible assets	3,000	9,000

	$ 4,415,000	$ 1,765,000

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
Trade accounts payable	$ 1,046,000	$ 97,000
Accrued expenses	296,000	431,000
Short-term debt - related entities	-	57,000
Current maturities of long-term debt	78,000	895,000
Current maturities of long-term debt - related entities	-	390,000
Liabilities of discontinued operations held for resale	49,000	65,000
Total current liabilities	1,469,000	1,935,000

Long-term debt less current maturities	689,000	420,000

Long-term debt - related entities	1,971,000	2,250,000

Other long-term liabilities	310,000	172,000

Shareholders' equity (deficiency):
Convertible preferred stock of $100 stated value;
5,000,000 shares authorized; 27,838 shares issued
and outstanding	889,000	889,000
Common stock of $.00033325 par value per share;
30,000,000 authorized; 19,971,622 and 19,661,172 shares
issued and outstanding in 2009 and 2008, respectively	7,000	7,000
Capital in excess of par value	42,780,000	42,655,000
Accumulated deficit	(41,073,000)	(43,936,000)
Accumulated other comprehensive income	24,000	25,000
Total shareholders' equity (deficiency) attributable
to The Beard Company	2,627,000	(360,000)

Noncontrolling interests	(2,651,000)	(2,652,000)
Total shareholders' equity (deficiency)	(24,000)	(3,012,000)

Commitments and contingencies (notes 4, 10, and 14)
	$ 4,415,000	$ 1,765,000

See accompanying notes to financial statements.